Exhibit 10.8

Matterport, Inc.

352 East Java Drive

Sunnyvale, CA 94089

matterport.com

January 16, 2020

Japjit Tulsi

Los Altos, CA

RE: Offer Letter

Dear Japjit,

On behalf of Matterport, Inc. (the “Company”), I am pleased to offer you the position of Chief Technology Officer (CTO), reporting to RJ Pittman, CEO. With the exception of 1/21/2020 - 1/31/2020 which will be at 25% time, this is a full-time exempt position.

This letter sets out the terms and conditions of your employment, which will start on January 21, 2020 (the “Start Date”). This offer and your Start Date are contingent upon successful completion of reference and background checks. Your authorization for the background check should be completed at your earliest convenience to complete this step.

POSITION

You will have the customary duties and responsibilities of the position and such other duties and responsibilities as shall be assigned to you from time to time. You will oversee our products, and software organizations. You agree to devote your full-time and best efforts to the performance of your duties to the Company and you agree not to directly or indirectly engage or participate in any other employment or occupation, or in any activities which may conflict with the best interests of the Company.

COMPENSATION

We are offering you starting compensation at the annual rate of $70,000 for the time frame 1/21/2020 through 1/31/2020. Upon your status moving from part-time to full-time on February 1, 2020, your annual compensation will be $275,000 plus the ability to earn an annual bonus of up to 30% of such base amount, in each case less applicable withholdings and deductions. Wages are paid on the 15th and the last day of the month in accordance with the Company’s normal payroll procedures. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary in accordance with applicable laws.

EQUITY

Subject to the approval by the Company’s Board of Directors, you will be granted a stock option (the “Option”), to purchase 700,000 shares of the Company’s Common Stock (the “Common Stock”.) The Options shall begin vesting on your date of hire and presented to the Board for approval at the next regularly scheduled Board of Directors meeting following your date of hire. Although management of the Company will recommend to the Board that you be granted the Options on the terms set forth herein, by execution of this letter, you acknowledge that you have no right to receive the Options, or any right to have the Options subject to the specific terms set forth herein, unless the grant is approved by the Board. The exercise price per share will be equal to the fair market value per share on the date the Options are granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock. The term of the Options shall be 10 years, subject to earlier expiration in the event of the termination of your services to the Company. The Options will be incentive stock options to the maximum extent allowed by the tax code and shall be subject to the other terms and conditions set forth in the Company’s Amended and Restated 2011 Stock Incentive Plan (the “Stock Plan”) and in the Company’s standard form of Stock Option Agreement (the “Stock Agreement”). So long as your service status is continuous, the Options shall vest and become exercisable over 4 years as follows: 25% of the total number of Options shares shall vest on the 12-month anniversary of your start date of employment with the Company and 1/48th of the total number of Options shares shall vest on each monthly anniversary thereafter subject to your continuous service with the Company through each vesting date.

For purposes of the Options, “Fully Diluted Capitalization” means the total number of shares of the Company’s outstanding common stock and preferred stock plus (without duplication) all common stock of the Company issuable pursuant to outstanding stock options or stock awards, if any, that have been issued, all shares that are reserved but unissued under the Stock Plan, and all common stock or preferred stock of the Company issuable upon the conversion or exercise of any outstanding warrants, whether or not currently exercisable, as of your start date of employment with the Company.

In the event of your Involuntary Termination (as defined in the Stock Option Agreement) within 6 months following a Change of Control of the Company, you will receive an additional 12 months of vesting of your Option from the date of the closing of the Change in Control.

SIGN-ON BONUS

In addition, you will be paid a one-time bonus of $50,000.00 on the first pay period following July 1, 2020 and a one-time bonus of $50,000 on the first pay period following Jan 1, 2021; both less applicable withholdings and deductions.

EMPLOYEE BENEFITS

You will be eligible to participate in Company-sponsored benefits, including health benefits, time off, retirement, and other benefits that the Company may offer to its employees. Please reference the benefits booklet for more details on the Company’s benefits. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by workers’ compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

EQUIPMENT

You understand that the Company may provide you with equipment to help you perform your duties, including but not limited to, computers, iPads, and access badges. You further understand that it is your obligation to take proper care of all such equipment during your employment, and to return these to the Company in good working order immediately upon the termination of your employment.

NO CONFLICTS

By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreement will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, not will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

COMPANY POLICIES

As a Company employee, you will be expected to abide by the Company’s rules and policies. Specifically, you will be required to sign an acknowledgement that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will distribute. Company policies may change from time to time in accordance with applicable laws and Company discretion.

CONDITIONS OF EMPLOYMENT

For purposes of federal immigration law, as a condition of employment you are required to provide to the Company, documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

AT WILL EMPLOYMENT

Your employment with the Company is “at will,’’ which means that either the Company or you can terminate your employment at any time with or without notice and with or without cause. In addition, any divestiture or acquisition activity for the Company does not alter the “at will” nature of your role. Any contrary representations made to you are superseded by this offer and this is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Matterport’s Chief Executive Officer.

PROPRIETARY INFORMATION/NON-DISCLOSURE/NON-SOLICITATION OF EMPLOYEES

As a condition of your employment you will be required to sign the Company’s Code of Conduct and the Confidential Information and Invention Assignment Agreement prior to beginning employment. Copies of both are enclosed and require among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Also, as a condition of employment, you agree during your employment with the Company, and for one year after, that you will not solicit for employment by any entity or person other than the Company, any current Company employee who was employed by the Company during the course of your employment.

ARBITRATION

You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock of stock options or other ownership interest in the Company, and/or discrimination or harassment during employment based on race, color, national origin, religion, disability, age, gender or sexual orientation, any claims relating to compensation (wages, bonuses, benefits, etc.) and any claims under federal, state, or local laws or regulations relating to terms and conditions of employment), shall be resolved to the fullest extent permitted by law by final, binding, and confidential arbitration, by a single arbitrator, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in the county of Santa Clara, California, under the applicable JAMS employment rules and the Federal Arbitration Act and the Arbitration Rules set forth in the California Code of Civil Procedure, or other arbitrator or arbitration rules to which you and Matterport mutually agree. The Parties hereby waive any rights they may have to trial by jury in regard to any such claims. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

SEVERABILITY

To the extent any provision of this offer letter or application of it to any person, place, or circumstance shall be determined to be invalid, unlawful or otherwise unenforceable, in whole or in part, the remainder of the offer letter shall remain in full force and effect, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. Any dispute arising out of your employment will be governed by the laws of the state in which you work for the Company. You consent to the jurisdiction in the appropriate federal or state courts in the county of Santa Clara, State of California for purposes of resolving all disputes arising out of your employment with the Company.

ENTIRE AGREEMENT

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersedes any prior representations or agreement including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its “at will” employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by February 4, 2020.

A fully executed copy of this letter will be available through your Zenefits account once your acceptance has been completed.

We look forward to your favorable reply and to working with you at Matterport, Inc. Should you have any questions, please contact me or Jean at jbarbaqelata@matterport.com

Japjit, we are excited by the prospect of you joining the Company.

Sincerely
Matterport, Inc.

/s/ RJ Pittman	2/4/2020 | 3:41:37 PM PST
RJ Pittman
CEO

I hereby agree to and accept employment with Matterport on the terms and conditions set forth in this offer letter.

/s/ Japjit Tulsi	2/4/2020 | 3:11:02 PM PST
Japjit Tulsi	Date